Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

Strong Sales momentum continues with +3.3% second quarter comparable sales increase

Re-affirms fiscal 2018 guidance

CANTON, Mass., August 30, 2018 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the second quarter of fiscal 2018.

Highlights

•	Total sales for the second quarter of $122.2 million, up $1.1 million or 0.9% from $121.1 million in the prior-year second quarter.
•	Total comparable sales increased 3.3% for the second quarter.
•	Net loss for the quarter was $(1.2) million, or $(0.02) per diluted share, as compared to prior-year quarter’s net loss of $(3.7) million, or $(0.08) per diluted share.
•	On a non-GAAP basis, adjusted net income for the second quarter was $0.01 per diluted share, as compared to adjusted net loss of $(0.03) per diluted share for the prior-year second quarter.
•	Adjusted EBITDA for the second quarter was $8.8 million compared to $6.7 million in the prior-year quarter.

Management Comments

“We are pleased to report our third consecutive quarter of positive comparable sales growth with a second quarter increase of 3.3%.  The performance was broad-based across channels and all regions of the country and was achieved with 8.4% less inventory than we had a year ago.  This was another quarter of successful execution against our strategic initiatives and we are well positioned for continued progress in the second half,” said David Levin, President and Chief Executive Officer.

“We launched our Spring advertising campaign at the end of the first quarter,” Levin further commented, “and were pleased with how the new campaign resonated with our customers.  Our aided brand awareness scores improved, as did other key measures such as emotional connection and intent to shop. Our upgraded website is expected to launch in the next few weeks, which we believe will deliver an optimized experience across all of our digital platforms.” Levin concluded.

Second Quarter Results

Sales

Total sales for the second quarter of fiscal 2018 increased 0.9% to $122.2 million from $121.1 million in the second quarter of fiscal 2017.  The increase of $1.1 million in total sales was due to a comparable sales increase of 3.3%, or $3.8 million and an increase of $2.0 million in non-comparable sales from DXL stores open less than 13 months.  These increases were partially offset by closed stores of $2.3 million and a $1.9 million shift in calendar weeks due to the 53rd week in fiscal 2017.

Gross Margin

For the second quarter of fiscal 2018, our gross margin rate, inclusive of occupancy costs, was 46.3% as compared to a gross margin rate of 46.1% for the second quarter of fiscal 2017. The 20 basis point improvement was due to a 30 basis point decrease in occupancy costs as a percent of sales partially offset by a 10 basis point decrease in merchandise margins.  The decrease in merchandise margin was related to an increase in shipping costs, primarily in our direct business. Occupancy costs, as a percentage of sales, improved from leverage on a higher sales base and a decrease of $0.2 million related to closed stores.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the second quarter of fiscal 2018 were 39.1% as compared to 40.5% for the second quarter of fiscal 2017. On a dollar basis, SG&A decreased by $1.3 million for the second quarter of fiscal 2018.  The decrease was due to a reduction in payroll and payroll related costs of $1.5 million and a decrease in marketing costs of $0.5 million.  These savings were partially offset by an increase of $0.8 million in costs related to e-commerce and technology initiatives.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 24.2% of sales in the second quarter of fiscal 2018 as compared to 24.7% of sales in the second quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 14.9% of sales in the second quarter of fiscal 2018 compared to 15.8% of sales in the second quarter of last year.

Corporate Restructuring

In May 2018, the Company executed a corporate restructuring to accelerate the Company's path to profitability by better aligning its expense structure with its revenues.  The Company eliminated 56 positions, which represented approximately 15% of our corporate work force, or 2% of our total work force.  Of the 56 positions, 36 positions were terminations and 20 positions were open positions that will not be filled.  As a result, the Company expects to incur an aggregate charge of $1.8 million, of which $1.6 million was incurred in the second quarter of fiscal 2018, for employee severance and one-time termination benefits, as well as other employee-related costs. Approximately $1.5 million of the $1.8 million are expected to be cash expenditures.

As a result of this restructuring, the Company expects to realize savings of approximately $5.6 million in SG&A expenses in fiscal 2018, which is reflected in our earnings guidance.  The savings primarily related to corporate payroll, travel, benefits and non-essential project expenses, and are expected to be approximately $10.3 million on an annualized basis.  The majority of the actions necessary to realize these savings were completed during the second quarter of fiscal 2018. The Company will continue to address its SG&A cost structure to improve its EBITDA margins and overall profitability.

Net Loss

For the second quarter of fiscal 2018, we had a net loss of $(1.2) million, or $(0.02) per diluted share, compared with a net loss of $(3.7) million, or $(0.08) per diluted share, for the second quarter of fiscal 2017.

On a non-GAAP basis, adjusting for the restructuring charge in the second quarter of fiscal 2018 and the asset impairment charge in the second quarter of fiscal 2017, adjusted net income per share, assuming a normalized tax rate of 26%, was $0.01 per diluted share, as compared to adjusted net loss of $(0.03) per diluted share for the second quarter 2017.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP measure, for the second quarter of fiscal 2018 were $8.8 million, compared to $6.7 million for the second quarter of fiscal 2017, driven by comparable sales growth as well as reduced SG&A expenses related to lower payroll related costs, as a result of the restructuring, and reduced marketing costs.  Adjusted EBITDA excludes restructuring and asset impairment charges.

Cash Flow

Cash Flow from operations for the first six months of fiscal 2018 was $6.8 million, compared to $14.3 million for the first six months of fiscal 2017. This decrease in cash flow from operations was primarily due to the prior year benefiting by approximately $5.0 million from inventory reduction initiatives and a decrease from the prior year in tenant allowances of approximately $3.0 million, which corresponds to our decrease in capital expenditures.

Capital expenditures for the first six months of fiscal 2018 decreased to $7.4 million as compared to $13.8 million for the first six months of fiscal 2017, due to opening fewer stores.  For the first six months of fiscal 2018, we opened three new DXL stores and rebranded three Casual Male XL stores to DXL stores, compared to 15 new DXL store openings for the first six months of fiscal 2017.  Partially offsetting this decrease in store capital was an increase in capital expenditures related to our IT and website initiatives. The majority of the planned capital for these IT and website initiatives was incurred in the first half of fiscal 2018. Free cash flow after capital expenditures for new store openings, a non-GAAP measure, was $(0.6) million for the first six months of fiscal 2018 as compared to $0.6 million for the first six months of fiscal 2017.

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

During the second quarter of fiscal 2018, the Company amended and restated its credit facility.  The amendment extended the term of the credit facility from October 2019 to May 2023, reduced interest rates on its $125.0 million revolving credit facility by 25 basis points, and added a new $15.0 million first in, last out (“FILO”) term loan facility.  The proceeds from the FILO facility were used to repay, in full, the Company’s previous term loan facility.  Interest rates on the FILO facility are 350-375 basis points lower than under the previous term loan facility.

At August 4, 2018, the Company had cash and cash equivalents of $6.2 million. Total debt at August 4, 2018 was $61.2 million and consisted of $46.4 million outstanding under the Company’s revolving credit facility and $14.7 million outstanding under its FILO facility, net of unamortized debt issuance costs. At August 4, 2018, the Company had $41.3 million of excess availability under its credit facility.

Inventory was $102.9 million at August 4, 2018 as compared to $103.3 million at February 3, 2018 and $112.3 million at July 29, 2017. The decrease of $9.4 million in inventory compared with last year’s second quarter was due to the inventory initiatives taken last fiscal year to improve timing of receipts and weeks of supply on hand.

Retail Store Information

For the first six months of fiscal 2018, the Company opened two new DXL stores, one DXL outlet store, rebranded three Casual Male XL stores to DXL and closed seven Casual Male XL stores, three Casual Male XL outlets and one DXL store.  Total retail square footage has remained relatively constant since the end of fiscal 2016:

	Year End 2016		Year End 2017		At August 4, 2018		Year End 2018E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	192	1,542	212	1,665	216	1,683	216	1,683
DXL outlets	13	66	14	72	15	78	15	78
CMXL retail	97	340	78	268	68	230	66	221
CMXL outlets	36	113	33	103	30	91	30	91
Rochester Clothing	5	51	5	51	5	51	5	51
Total	343	2,112	342	2,159	334	2,133	332	2,124

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales are defined as sales that originate online, including those initiated online at the store level.  On a trailing 12-month basis, our direct business increased to 21.2% of our total sales at the end of the second quarter of fiscal 2018 as compared to 20.5% at the end of second quarter of fiscal 2017.

Fiscal 2018 Outlook

We are reaffirming our earnings guidance, which we revised at the end of the first quarter of fiscal 2018 to reflect the savings that we expect from the corporate restructuring.  We incurred a charge of $1.6 million in the second quarter of fiscal 2018 for severance and other restructuring charges.  In addition, we expect to incur an additional $0.2 million in restructuring charges in the third quarter of fiscal 2018 and, by the end of fiscal 2018, approximately $4.2 million associated with CEO transition costs.

Our strategy for fiscal 2018 remains focused on customer acquisition, customer retention, and customer re-activation.  Our marketing spend for the year is expected to be approximately $24.0 million, which is less than fiscal 2017 spend of approximately $29.5 million, but greater than fiscal 2016 spend of $18.0 million.  Compared to fiscal 2017, we are projecting that our total sales for the year will be negatively impacted by one less week of sales and a net decrease in store count of ten stores, worth approximately $5.3 million in sales.  Fiscal 2017 included a 53rd week, with sales of $6.9 million and operating income of $1.6 million.

Our guidance for fiscal 2018, based on a 52-week year, is as follows:

•	Sales of $462.0 million to $472.0 million, with a total company comparable sales increase of approximately 1.0% to 3.0%.
•	Gross margin rate of approximately 44.5%.
•	Net loss, on a GAAP basis, of $(13.2) to $(18.2) million, or $(0.27) to $(0.37) per diluted share.
•

Adjusted net loss of $(0.11) to $(0.18) per diluted share.  Because we expect to continue providing a full valuation allowance against our deferred tax assets, we do not expect to recognize any income tax benefit in fiscal 2018. This non-GAAP net loss is before restructuring charges and CEO transition costs and assumes a tax rate benefit of 26%. *

•	EBITDA adjusted for restructuring charges and CEO transition costs (“Adjusted EBITDA”) of $20.0 million to $25.0 million.*
•

Capital expenditures of approximately $11.4 million, $2.1 million of which will be for new and remodeled stores to the DXL format and $9.3 million for digital and infrastructure projects, partially offset by approximately $1.1 million in tenant allowances. We expect to fund our capital expenditures from our operating cash flow.

•

At the end of fiscal 2018, we expect cash flow from operating activities of $20.5 million to $26.5 million (including tenant allowances), resulting in free cash flow after all capital expenditures of approximately $9.1 million to $15.1 million (inclusive of costs associated with restructuring and CEO transition)*.

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Conference Call

The Company will hold a conference call to review its financial results today, Thursday, August 30, 2018 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: 866-680-2311. Please reference conference ID: 4765506. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, net loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (calculated as EBITDA adjusted to exclude restructuring charges, CEO transition costs and any asset impairment charges) are useful to investors in evaluating its performance. With the significant capital investment over the past several years associated with the DXL stores and, therefore, increased levels of depreciation and interest, management uses EBITDA and Adjusted EBITDA as key metrics to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges related to the restructuring charge, costs associated with the CEO transition and asset impairment charges, if applicable, because it provides comparability of results without these charges.  Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big and tall men's apparel with store locations throughout the United States, London, England and Toronto, Canada. The retailer operates under the following brands: Destination XL®, DXL Men’s Apparel®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates an e-commerce site at www.destinationxl.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, gross profit margins, store counts, the impact of its corporate restructuring on profitability and related costs and savings, capital expenditures, sales, EBITDA, adjusted EBITDA and earnings for fiscal 2018.  The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations, including the corporate restructuring, may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2018, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Sales	$122,206	$121,125	$235,537	$228,754
Cost of goods sold including occupancy	65,681	65,308	128,324	124,249
Gross profit	56,525	55,817	107,213	104,505

Expenses:
Selling, general and administrative	47,795	49,068	93,385	95,236
Corporate restructuring	1,570	—	1,570	—
Impairment of assets	—	1,718	—	1,718
Depreciation and amortization	7,382	7,903	14,706	15,657
Total expenses	56,747	58,689	109,661	112,611

Operating loss	(222)	(2,872)	(2,448)	(8,106)

Interest expense, net	(958)	(824)	(1,844)	(1,626)

Loss before provision for income taxes	(1,180)	(3,696)	(4,292)	(9,732)
Provision for income taxes	5	35	3	64

Net loss	$(1,185)	$(3,731)	$(4,295)	$(9,796)

Net loss per share - basic and diluted	$(0.02)	$(0.08)	$(0.09)	$(0.20)

Weighted-average number of common shares outstanding:
Basic	49,060	48,556	48,926	49,146
Diluted	49,060	48,556	48,926	49,146

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
August 4, 2018, February 3, 2018 and July 29, 2017
(In thousands)
Unaudited

	August 4,	February 3,	July 29,
	2018	2018	2017
ASSETS

Cash and cash equivalents	$6,216	$5,362	$6,547
Inventories	102,912	103,332	112,334
Other current assets	13,848	12,973	15,498
Property and equipment, net	103,877	111,032	120,188
Intangible assets	1,637	1,821	2,015
Other assets	5,750	5,885	3,790
Total assets	$234,240	$240,405	$260,372

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$32,426	$33,987	$31,767
Accrued expenses and other liabilities	62,476	65,263	71,103
Long-term debt	14,729	12,061	14,873
Borrowings under credit facility	46,430	47,385	53,447
Deferred gain on sale-leaseback	10,990	11,723	12,456
Stockholders' equity	67,189	69,986	76,726
Total liabilities and stockholders' equity	$234,240	$240,405	$260,372

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	For the three months ended				For the six months ended
	August 4, 2018		July 29, 2017		August 4, 2018		July 29, 2017
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP basis)	$(1,185)	$(0.02)	$(3,731)	$(0.08)	$(4,295)	$(0.09)	$(9,796)	$(0.20)
Adjust:
Corporate restructuring	1,570		-		1,570		-
Impairment of assets	-		1,718		-		1,718
Add back actual income tax provision	5		35		3		64
Add income tax (provision) benefit, assuming a normal tax rate of 26%	(101)		514		708		2,084
Adjusted net income (loss) (non-GAAP basis)	$289	$0.01	$(1,464)	$(0.03)	$(2,014)	$(0.04)	$(5,930)	$(0.12)

Weighted average number of common shares outstanding on a:
diluted basis for a net loss position		49,060		48,556		48,926		49,146
diluted basis for a net income position		49,549		-		-		-

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended		For the six months ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
(in millions)
Net loss (GAAP basis)	$(1.2)	$(3.7)	$(4.3)	$(9.8)
Add back:
Corporate restructuring	1.6	-	1.6	-
Impairment of assets	-	1.7	-	1.7
Provision for income taxes	-	-	-	0.1
Interest expense	1.0	0.8	1.8	1.6
Depreciation and amortization	7.4	7.9	14.7	15.7
Adjusted EBITDA (non-GAAP basis)	$8.8	$6.7	$13.9	$9.3

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the six months ended
(in millions)	August 4, 2018	July 29, 2017
Cash flow from operating activities (GAAP basis)	$6.8	$14.3
Capital expenditures, infrastructure projects	(6.1)	(3.6)
Capital expenditures for DXL stores	(1.3)	(10.2)
Free Cash Flow (non-GAAP basis)	$(0.6)	$0.6

2018 FORECAST GAAP TO NON-GAAP RECONCILIATIONS

	Projected
	Fiscal 2018
(in millions, except per share data)		per diluted share
Net loss (GAAP basis)	$(13.2)-$(18.2)
Add back:
Restructuring charge and CEO transition costs	5.9
Provision for income taxes	0.1
Interest expense	3.1
Depreciation and amortization	29.1
Adjusted EBITDA (non-GAAP basis)	$20.0-$25.0

Net loss (GAAP basis)	$(13.2)-$(18.2)	$(0.27)-$(0.37)
Add back restructuring charge and CEO transition costs	5.9	$0.12
Add back tax provision and record benefit assuming 26%	2.0 - 3.2	$0.04-$0.07
Adjusted net loss (non-GAAP basis)	$(5.3) -$(9.1)	$(0.11)-$(0.18)
Weighted average common shares outstanding - diluted	49.1

Cash flow from operating activities (GAAP basis)	$20.5 -$26.5
Capital expenditures, infrastructure projects	(9.3)
Capital expenditures for DXL stores	(2.1)
Free Cash Flow (non-GAAP basis)	$9.1-$15.1